Mail Stop 3561
							March 14, 2006


Mr. Michael W. Kramer
Senior Vice President and Chief Financial Officer
Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, OH 43054

		RE:	Abercrombie & Fitch Co.
			Form 10-K for Fiscal Year Ended January 29, 2005
			Filed April 14, 2005
			Form 10-Q for Quarterly Period Ended April 30, 2005 Form 10-Q for Quarterly Period Ended July 30, 2005 Form 10-Q for Quarterly Period Ended October 29,
2005
			File No. 001-12107

Dear Mr. Kramer:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



									George F. Ohsiek, Jr.
									Branch Chief